                Exhibit 99.1

Alico, Inc. Announces Financial Results for Fiscal Year 2019

Fort Myers, FL, December 5, 2019 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2019, the highlights which are as follows:

•	Processed box production increases 68% from prior year and 9% from pre-hurricane harvest season.

•	Company records net income attributable to common stockholders of $37.8 million and adjusted EBITDA of $48.5 million.

•	Company increases quarterly dividend by 50% to $0.09 per share for the upcoming quarter ending December 31, 2019.

•
Company achieves goals of Alico 2.0 Modernization Program (“Alico2.0”) and completes transition to a high-quality, low-cost producer of citrus fruit. $12 million of expense savings was targeted when Alico 2.0 was announced in 2017 and over $16 million is now being saved annually.

•	Company generates Return on Assets of 9.0%, Return on Invested Capital of 10.1%, Return on Capital Employed of 12.6% and Return on Equity of 20.7%.

Results of Operations

For the fiscal year ended September 30, 2019, the Company recorded net income attributable to Alico common stockholders of $37.8 million and earnings of $5.05 per diluted common share, compared to net income attributable to Alico common stockholders of $13.1 million and earnings of $1.57 per diluted common share in the prior year. The increase in net income attributable to Alico common stockholders is primarily due to increased processed box production in the current fiscal year, as compared to the prior fiscal year, funds awarded through the federal disaster relief program and the impact of a valuation allowance resulting in tax expense for the fiscal year ended September 30, 2018. Partially offsetting this increase are higher harvesting and hauling costs directly related to the greater processed box production, and a one-time deferred tax benefit attributable to the federal corporate tax rate change enacted on December 22, 2017, that was recorded in the fiscal year ended September 30, 2018.

When both years are adjusted for certain non-recurring items, the Company had adjusted earnings of $2.86 per diluted common share for the fiscal year ended September 30, 2019, compared to an adjusted loss of $0.19 per diluted common share for the fiscal year ended September 30, 2018. Adjusted EBITDA for the fiscal years ended September 30, 2019 and 2018 was $48.5 million and $21.2 million, respectively.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2019	2018	Change		2019	2018	Change

Net income attributable to Alico common stockholders	$16,509	$718	$15,791	NM	$37,833	$13,050	$24,783	189.9%
EBITDA (1)	$27,248	$5,742	$21,506	374.5%	$71,720	$35,757	$35,963	100.6%
Earnings per diluted common share	$2.21	$0.09	$2.12	NM	$5.05	$1.57	$3.48	221.7%
Net cash provided by operating activities	$7,146	$2,360	$4,786	202.8%	$48,832	$18,578	$30,254	162.8%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM - Not meaningful

Alico Citrus Division Results

Citrus production for the fiscal years ended September 30, 2019 and 2018 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Fiscal Year Ended
	September 30,		Change
	2019	2018	Unit	%
Boxes Harvested:
Early and Mid-Season	3,114	1,811	1,303	71.9%
Valencias	4,790	2,891	1,899	65.7%
Total Processed	7,904	4,702	3,202	68.1%
Fresh Fruit	210	125	85	68.0%
Total	8,114	4,827	3,287	68.1%

Pound Solids Produced:
Early and Mid-Season	16,873	9,194	7,679	83.5%
Valencias	29,854	17,319	12,535	72.4%
Total	46,727	26,513	20,214	76.2%

Average Pound Solids per Box:
Early and Mid-Season	5.42	5.07	0.35	6.9%
Valencias	6.23	5.99	0.24	4.0%

Price per Pound Solids:
Early and Mid-Season	$2.35	$2.64	$(0.29)	(11.0)%
Valencias	$2.46	$2.82	$(0.36)	(12.8)%

For the fiscal year ended September 30, 2019, Alico Citrus harvested 8.1 million boxes of fruit, an increase of 68.1% from the prior fiscal year. The increase was directly related to the negative impact of Hurricane Irma on the prior fiscal year harvest. As a result of Hurricane Irma, the Company experienced a greater amount of fruit drop and consequently harvested a smaller number of boxes in fiscal year 2018. The Company also saw an overall increase in pound solids per box, which was 5.91 for the fiscal year ended September 30, 2019, as compared to 5.64 for the fiscal year ended September 30, 2018. Last season, the Company experienced a reduction in the price per pound solids, largely due to the Florida citrus crop being greater than initially anticipated and the continued inflow of imported fruit.

During the 2018-2019 harvest season, the Florida citrus industry benefited from a historically low rate of post-greening fruit drop. We estimate that our production in the 2019-2020 harvest season will be slightly higher than in the prior year. However, we anticipate there is likely to be a continued reduction in market prices during the 2019-2020 harvest season because of excess supply from domestic and international growers. Continued scrutiny and aggressive management of all costs and expenses in this pricing environment will remain one of the Company’s highest priorities.

Water Resources and Other Operations Division Results

Operating results for the Water Resources and Other Operations Division for the fiscal year ended September 30, 2019 improved by $1.7 million from the fiscal year ended September 30, 2018, primarily due to the Company selling its cattle herd in late January 2018, and no longer incurring expenses relating to calves and culls. As part of this transaction, the Company entered into a long-term arrangement with the purchaser for grazing rights on the ranch. The Company continues to own the property and conduct its long-term dispersed water program and wildlife management programs. Alico is still working to obtain approvals necessary to secure required permits to begin construction of the dispersed water project.

Management Comment

John Kiernan, President and Chief Executive Officer, is proud of Alico’s financial results over the past year. “While the majority of our improved earnings was generated from increased revenues, we continued to execute our Alico 2.0 Modernization Program. We have developed a strong and stable management team, maintained a culture of accountability and respect throughout the Company, focused our resources and attention on our core strength in citrus and made decisions that are designed to benefit Alico in the long term. The Alico 2.0 program saw the sale of several underperforming assets and a continued reduction in operating costs while investing in new plantings to create higher density in our groves. I believe that Alico is now an industry-leading high-quality, low-cost producer of citrus fruit in the U.S.”

“Our net income attributable to Alico common stockholders’ margin was 30.9% and our adjusted EBITDA margin was 39.6%, both measured as a percentage of revenue, and these margins generated strong rates of return for our stockholders. Our Return on Assets was 9.0%, our Return on Invested Capital was 10.1%, our Return on Capital Employed was 12.6% and our Return on Equity was 20.7%. Going forward, Alico expects to use cash generated from the sale of underperforming assets, as well as from business operations, to seed new innovation initiatives, to accelerate debt repayments, to continue to increase our quarterly dividend, and to fund working capital needs and tree plantings. I believe that Alico is well-positioned to continue generating operating income and positive cash flow.”

Mr. Kiernan continued, “In addition, our Board of Directors has decided to increase the quarterly dividend by 50%. This decision is a significant endorsement of our business momentum and strategic plan. Since 2014, Alico has returned almost $100 million of capital to shareholders and lenders through dividends, buybacks, a tender offer and debt repayments. At the same time, our debt balance has been reduced by over 17% over the past three years.”

Other Corporate Financial Information

General and administrative expenses increased by $0.1 million to $15.1 million for the fiscal year ended September 30, 2019. The increase in general and administrative expenses for the fiscal year ended September 30, 2019, as compared the fiscal year ended September 30, 2018, was primarily due to an increase in professional fees, relating to a corporate litigation matter, of approximately $2.3 million during the fiscal year ended September 30, 2019. This litigation has been resolved with a settlement being reached on February 11, 2019. Additionally, as part of this settlement, the Company recorded consulting and separation fees of $0.8 million during the fiscal year ended September 30, 2019. The Company also recorded a one-time pension expense of approximately $0.7 million in fiscal year 2019 relating to the termination of its defined supplemental deferred retirement benefit plan. Partially offsetting these increases in general and administrative expenses were decreases in expenses relating to (i) a reduction in stock compensation expense of approximately $0.8 million as a result of a former senior executive forfeiting his stock options as part of the settled litigation, (ii) a reduction in rent expense of approximately $0.5 million as a result of the Company not renewing its lease for office space in New York City, (iii) an acceleration of stock compensation expense in fiscal year 2018 of approximately $0.8 million as a result of two senior executives forfeiting a portion of their stock options, and (iv) a reduction in payroll costs of approximately $1.3 million. The reduction in payroll costs was primarily from (i) a reduction in separation expenses of approximately $0.4 million; (ii) a reduction in accrual for paid time-off of approximately $0.1 million; and (iii) a reduction in executive compensation expense of approximately $0.7 million relating to the resignation of a former senior executive.

Other income, which primarily consists of interest expense, change in fair value of derivatives and gain or loss on sale of real estate, property and equipment and assets held for sale, was $5.0 million for the fiscal year ended September 30, 2019, as compared to other income of $2.7 million for the fiscal year ended September 30, 2018. The increase in other income was primarily due to the Company recording a higher gain on sale of real estate, property and equipment and assets held for sale in fiscal year 2019, as compared to fiscal year 2018.

During the fourth quarter of fiscal year 2019 and for the year ended September 30, 2019, the Company received approximately $15.6 million under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. This represents the Part 1 and a portion of the Part 2 reimbursement under a three-part program. Subsequent to fiscal year end 2019, the Company received additional proceeds of $4.1 million under the Florida CRBG program. The timing and amount to be received under the remaining portion of the Part 2 and the Part 3 of the program, if any, has not yet been finalized.

Dividend

The Company paid a fourth quarter cash dividend of $0.06 per share on its outstanding common stock on October 11, 2019 to stockholders of record as of September 27, 2019. Additionally, the Company has declared a dividend of $0.09 per share on its outstanding common stock to stockholders of record as of December 27, 2019 for the first quarter of fiscal year 2020.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was $33.0 million at September 30, 2019, representing a 2.14 to 1.00 ratio.

•	The Company continues to improve upon its debt to equity ratio. At September 30, 2019, 2018 and 2017, the ratios were 0.82 to 1.00, 1.00 to 1.00 and 1.13 to 1.00.

At September 30, 2019, the Company had term debt, net of cash and cash equivalents and restricted cash, of $139.6 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: "ALCO") at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; changes in the political environment and agendas; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to continue to achieve the planned cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Investor Relations
(646) 277-1254
InvestorRelations@alicoinc.com

Richard Rallo
Senior Vice President and Chief Financial Officer
(239) 226-2000
rrallo@alicoinc.com

ALICO, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	September 30,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$18,630	$25,260
Accounts receivable, net	713	2,544
Inventories	40,143	41,033
Assets held for sale	1,442	1,391
Prepaid expenses and other current assets	1,049	833
Total current assets	61,977	71,061

Restricted cash	5,208	7,000
Property and equipment, net	345,648	340,403
Goodwill	2,246	2,246
Other non-current assets	2,309	2,712
Total assets	$417,388	$423,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,163	$3,764
Accrued liabilities	7,769	8,881
Long-term debt, current portion	5,338	5,275
Deferred retirement obligations, current portion	5,226	345
Income taxes payable	5,536	2,320
Other current liabilities	919	891
Total current liabilities	28,951	21,476

Long-term debt:
Principal amount, net of current portion	158,111	169,074
Less: deferred financing costs, net	(1,369)	(1,563)
Long-term debt less current portion and deferred financing costs, net	156,742	167,511
Lines of credit	—	2,685
Deferred income tax liabilities, net	32,125	25,153
Deferred gain on sale	—	24,928
Deferred retirement obligations	—	4,052
Other liabilities	172	22
Total liabilities	217,990	245,827

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,476,513 and 8,199,957 shares outstanding at September 30, 2019 and September 30, 2018, respectively	8,416	8,416

Additional paid in capital	19,781	20,126
Treasury stock, at cost, 939,632 and 216,188 shares held at September 30, 2019 and September 30, 2018, respectively	(31,943)	(7,536)
Retained earnings	198,049	151,111
Total Alico stockholders' equity	194,303	172,117
Noncontrolling interest	5,095	5,478
Total stockholders' equity	199,398	177,595
Total liabilities and stockholders' equity	$417,388	$423,422

ALICO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2019	2018	2017
Operating revenues:
Alico Citrus	$119,031	$78,121	$123,441
Water Resources and Other Operations	3,220	3,160	6,388
Total operating revenues	122,251	81,281	129,829

Operating expenses:
Alico Citrus	59,594	51,709	111,947
Water Resources and Other Operations	2,297	3,979	8,952
Total operating expenses	61,891	55,688	120,899
Gross profit	60,360	25,593	8,930
General and administrative expenses	15,146	15,058	15,024

Income (loss) from operations	45,214	10,535	(6,094)

Other income (expense):
Investment and interest income (loss), net	49	39	(148)
Interest expense	(7,180)	(8,561)	(9,141)
Gain on sale of real estate, property and equipment and assets held for sale	13,166	11,041	2,181
Change in fair value of derivatives	(989)	—	—
Other (loss) income, net	(27)	136	(140)
Total other income (expense)	5,019	2,655	(7,248)

Income (loss) before income taxes	50,233	13,190	(13,342)
Income tax provision (benefit)	12,783	390	(3,846)

Net income (loss)	37,450	12,800	(9,496)
Net loss attributable to noncontrolling interests	383	250	45
Net income (loss) attributable to Alico, Inc. common stockholders	$37,833	$13,050	$(9,451)

Per share information attributable to Alico, Inc. common stockholders:
Earnings (loss) per common share:
Basic	$5.06	$1.59	$(1.14)
Diluted	$5.05	$1.57	$(1.14)
Weighted-average number of common shares outstanding:
Basic	7,472	8,232	8,300
Diluted	7,493	8,301	8,300

Cash dividends declared per common share	$0.24	$0.24	$0.24

ALICO, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Fiscal Year Ended September 30,
	2019	2018	2017

Net cash provided by operating activities:
Net income (loss)	$37,450	$12,800	$(9,496)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred gain on sale of sugarcane land	—	(967)	(538)
Depreciation, depletion and amortization	13,924	13,756	15,226
Loss on breeding herd sales	—	13	337
Deferred income tax expense (benefit)	3,267	(1,955)	(3,948)
Cash surrender value	11	(27)	(15)
Deferred retirement benefits	829	(41)	(102)
Magnolia Fund undistributed loss (earnings)	—	(8)	202
Gain on sale of real estate, property and equipment and assets held for sale	(13,166)	(10,281)	(1,373)
Inventory casualty loss	—	—	13,489
Inventory net realizable value adjustment	808	1,115	1,199
Loss on disposal of property and equipment	—	207	—
Change in fair value of derivatives	989	—	—
Impairment of long-lived assets	396	2,234	9,346
Non-cash interest expense on deferred gain on sugarcane land	—	1,361	1,413
Insurance proceeds received for damage to property and equipment	(486)	(477)	—
Bad debt expense	—	24	312
Stock-based compensation expense	824	2,613	1,653
Changes in operating assets and liabilities:
Accounts receivable	1,531	1,718	142
Inventories	82	(6,554)	3,724
Prepaid expenses	(211)	177	(604)
Income tax receivable	15	(15)	1,013
Other assets	288	23	(415)
Accounts payable and accrued liabilities	(1,113)	2,987	(2,895)
Income tax payable	3,216	2,320	—
Other liabilities	178	(2,445)	(1,189)
Net cash provided by operating activities	48,832	18,578	27,481

Cash flows from investing activities:
Purchases of property and equipment	(20,000)	(16,352)	(13,353)
Return on investment in Magnolia Fund	—	25	324
Net proceeds from sale of property and equipment and assets held for sale	14,602	37,969	760
Net proceeds from sale of real estate	—	1,811	2,184
Insurance proceeds received for damage to property and equipment	486	477	—
Change in deposits on purchase of citrus trees	(108)	(431)	748

Advances on notes receivables, net	60	(575)	—
Net cash (used in) provided by investing activities	(4,960)	22,924	(9,337)
Cash flows from financing activities:
Repayments on revolving lines of credit	(89,231)	(25,600)	(70,770)
Borrowings on revolving lines of credit	86,546	28,285	65,770
Principal payments on term loans	(10,900)	(12,127)	(10,743)
Treasury stock purchases	(25,576)	(2,215)	(3,064)
Payment on termination of sugarcane agreement	(11,300)	—	—
Dividends paid	(1,833)	(1,972)	(1,987)
Capital contribution received from noncontrolling interest	—	1,000	—
Capital lease obligation payments	—	(8)	(580)
Net cash used in financing activities	(52,294)	(12,637)	(21,374)

Net (decrease) increase in cash and cash equivalents and restricted cash	(8,422)	28,865	(3,230)
Cash and cash equivalents and restricted cash at beginning of the period	32,260	3,395	6,625

Cash and cash equivalents and restricted cash at end of the period	$23,838	$32,260	$3,395

Supplemental disclosure of cash flow information:
Cash paid for interest; net of amount capitalized	$6,940	$6,721	$7,240
Cash paid (refunded) for income taxes	$6,285	$25	$(911)

Supplemental disclosure of non-cash investing and financing activities:
Dividend declared but unpaid	$449	$492	$494

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018

Net income attributable to common stockholders	$16,509	$718	$37,833	$13,050
Interest expense	1,555	1,879	7,180	8,561
Income tax provision (benefit)	5,701	(284)	12,783	390
Depreciation, depletion and amortization	3,483	3,429	13,924	13,756
EBITDA	27,248	5,742	71,720	35,757
Adjustments for non-recurring items:
Inventory net realizable value adjustments	808	1,115	808	1,115
Impairment of long-lived assets	152	379	396	2,234
Employee stock compensation expense (1)	94	1,039	778	1,754
Separation and consulting agreement expense (2)	—	—	800	188
Tender offer expenses	—	493	32	493
Professional fees relating to corporate matters	—	—	2,283	—
Change in fair value of derivatives	—	—	989	—
Pension plan termination - payout tax gross-up	720	—	720	—
Forfeiture of stock options (3)	—	—	(823)	—
Transaction costs	—	—	—	98
Insurance and federal relief proceeds - Hurricane Irma	(15,597)	(5,244)	(16,083)	(9,429)
Gains on sale of real estate and property and equipment and assets held for sale	(13,029)	(1,958)	(13,166)	(11,041)

Adjusted EBITDA	$396	$1,566	$48,454	$21,169

(1) Includes stock compensation expense for current and former executives.
(2) Includes consulting and compensation fees for former CEO.
(3) Includes forfeitures of stock options by former CEO, resulting in the reversal of previously recorded stock compensation expense.

Adjusted Earnings (Loss) Per Diluted Common Share
(in thousands)
	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018

Net income attributable to common stockholders	$16,509	$718	$37,833	$13,050
Adjustments for non-recurring items:
Inventory net realizable value adjustments	808	1,115	808	1,115
Impairment of long-lived assets	152	379	396	2,234
One-time deferred tax adjustment due to new tax legislation	—	124	—	(9,847)
Valuation allowance on capital loss carryforward	—	(426)	—	5,634
Transaction costs	—	—	—	98
Employee stock compensation expense (1)	94	1,039	778	1,754
Separation and consulting agreement expense (2)	—	—	800	188
Tender offer expenses	—	493	32	493
Professional fees relating to corporate matters	—	—	2,283	—
Change in fair value of derivatives	—	—	989	—
Pension plan termination - payout tax gross-up	720	—	720	—
Forfeiture of stock options (3)	—	—	(823)	—
Insurance and federal relief proceeds - Hurricane Irma	(15,597)	(5,244)	(16,083)	(9,429)
Gains on sale of real estate and property and equipment and assets held for sale	(13,029)	(1,958)	(13,166)	(11,041)
Tax impact	7,306	1,199	6,839	4,187

Adjusted net income (loss) attributable to common stockholders	$(3,037)	$(2,561)	$21,406	$(1,564)

Diluted common shares	7,487	8,260	7,493	8,301

Adjusted earnings (loss) per diluted common share	$(0.41)	$(0.31)	$2.86	$(0.19)

(1) Includes stock compensation expense for current and former executives.
(2) Includes consulting and compensation fees for former CEO.
(3) Includes forfeitures of stock options by former CEO, resulting in the reversal of previously recorded stock compensation expense.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Earnings (Loss) per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Earnings (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Earnings (Loss) per Diluted Common Share is defined as net income (loss) adjusted for non-recurring transactions divided by diluted common shares.

Return on Assets, Return on Invested Capital, Return on Capital Employed and Return on Equity

Alico management may refer to Return on Assets (“ROA”), Return on Invested Capital (“ROIC”), Return on Capital Employed (“ROCE”) and Return on Equity (“ROE”) when communicating with analysts, investors and shareholders. These ratios are computed as follows:

ROA - equals net income attributable to Alico common stockholders divided by the average of total assets at the beginning and end of the reporting period.
ROIC - equals net income attributable to Alico common stockholders less dividends divided by gross debt plus Alico stockholders’ equity.
ROCE - equals income from operations divided by gross debt plus Alico stockholders’ equity.
ROE - equals net income attributable to Alico common stockholders divided by the average of total Alico stockholders’ equity at the beginning and end of the reporting period.

This method of determining these metrics may differ from other companies' methods and therefore may not be comparable to those used by other companies.